Exhibit 99.1

News Release

For Immediate Release	Investor Contact: W. Mark Tatterson
January 10, 2025	Chief Financial Officer (800) 445-1347 ext. 8716 Media Contact: Jacquie Toppings VP, Director of Communications Jacquie.Toppings@bankwithunited.com

United Bankshares, Inc. Completes Acquisition of Piedmont Bancorp, Inc.

Merger strengthens United’s growing presence across the Southeast

WASHINGTON, D.C. and CHARLESTON, WV – United Bankshares, Inc. (“United”) (NASDAQ: UBSI), parent company of United Bank, today announced the completion of its acquisition of Atlanta-based Piedmont Bancorp, Inc. (“Piedmont”), parent company of The Piedmont Bank.

“We are thrilled to have Piedmont join the United family,” said Richard M. Adams, Jr., CEO of United Bankshares, Inc. “This transaction allows us to grow our presence in one of the most desirable banking markets in the nation. We look forward to serving the employees, customers, and communities in our new footprint.”

The acquisition is United’s 34th, and the combined organization has more than $32 billion in assets and a network of over 240 locations across Georgia, South Carolina, North Carolina, Virginia, Maryland, Washington, D.C., West Virginia, Ohio, and Pennsylvania. The former Piedmont offices will operate under the DBA United Bankshares.

“We are excited to become a part of United,” said Monty Watson, former Chairman and CEO, Piedmont. “Our organizations’ similar cultures and values will greatly benefit our customers, employees, and shareholders. This merger will allow us to meet the evolving needs of customers in our communities while preserving our focus on relationship-based banking and local decision-making.” Watson will serve as regional president responsible for the former Piedmont locations.

About United Bankshares, Inc.

As of September 30, 2024, United had consolidated assets of approximately $30 billion. United is the parent company of United Bank, which comprises more than 225 offices located throughout Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

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